                                                                                                                                                                                             Exhibit (a)(7)

IMPORTANT REMINDER

Dear Shareholder:

You should recently have received a management information circular and a form of proxy for the special meeting of shareholders of Four Seasons Hotels Inc. to be held on April 5, 2007 to approve the plan of arrangement described in the circular.

The Board of Directors of Four Seasons Hotels Inc. unanimously (with interested directors abstaining)
recommends that holders of Limited Voting Shares vote “FOR” the resolution approving the Arrangement.

Your vote is important!

If you have not already returned your proxy and would like to exercise your right to vote, an additional form of proxy is enclosed for your use. Please take a moment to vote, preferably by fax. Your vote should be submitted prior to 5:00 p.m. (Toronto Time) on
April 3, 2007, using one of the following methods:

By fax to 1-866-249-7775 or 416-263-9524; or

By mail in the enclosed postage prepaid envelope

If you have any questions, please contact Four Seasons Hotels Inc.’s Proxy Solicitation Agent,
Georgeson, toll-free at 1-866-568-7442